Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS IMPROVED THIRD QUARTER 2018 RESULTS

DALLAS (November 7, 2018) — Oncor Electric Delivery Company LLC (“Oncor”) today reported third quarter 2018 net income of $194 million compared to third quarter 2017 net income of $157 million.

“We are pleased with our financial performance in the third quarter,” said Allen Nye, chief executive of Oncor. “Our solid operational and financial results are another example of the value we deliver for our customers, our shareholders, and the state of Texas.”

Oncor’s net income of $426 million for the nine months ended September 30, 2018 compared favorably to net income of $343 million for the nine months ended September 30, 2017. Financial and operational results are provided in Tables A, B, C and D below.

Operating Highlights

On October 18, 2018 Oncor announced its intent to acquire 100 percent of the equity interests of InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT”), including all the limited-partnership units in its subsidiary, InfraREIT Partners, LP, for approximately $1.275 billion. Sempra Energy (NYSE: SRE), the owner of 80.25% of Oncor’s outstanding membership interests, and certain indirect equity holders of Texas Transmission Investment LLC, the owner of 19.75% of Oncor’s outstanding membership interests, have provided an equity commitment letter for up to $1.330 billion to fund the cash consideration payable by Oncor and the payment of certain fees and expenses relating to the transaction. The transaction also includes InfraREIT’s outstanding debt, which totaled an aggregate of approximately $945 million at September 30, 2018. The transaction is subject to regulatory approvals and the satisfaction of other closing conditions. If all such regulatory approvals are received and closing conditions are satisfied, Oncor expects to close the transaction in mid-2019.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. EST with senior management of Sempra Energy, which will include discussion of earnings and other information relating to Oncor. Access is available at sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to obtain access to the live webcast, it will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 9587918.

Oncor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call.

Oncor Electric Delivery Company LLC

Table A - Condensed Statements of Consolidated Net Income

Three and Nine Months Ended September 30, 2018 and September 30, 2017; $ millions

	Q3 18	Q3 17(a)	YTD 18	YTD 17(a)
Operating revenues	$1,095	$1,068	$3,106	$2,967

Operating expenses:
Wholesale transmission service	237	230	719	690
Operation and maintenance	214	176	636	529
Depreciation and amortization	169	193	503	581
Provision in lieu of income taxes	54	97	134	209
Taxes other than amounts related to income taxes	128	120	374	340

Total operating expenses	802	816	2,366	2,349

Operating income	293	252	740	618
Other income and (deductions) – net	(13)	(13)	(63)	(35)
Nonoperating benefit in lieu of income taxes	(3)	(5)	(13)	(17)
Interest expense and related charges	89	87	264	257

Net income	$194	$157	$426	$343

(a)	As adjusted for the retrospective adoption of ASU 2017-07

Oncor Electric Delivery Company LLC

Table B – Operating Statistics

Three and Nine Months Ended September 30, 2018 and September 30, 2017; mixed measures

	Q3 18	Q3 17	YTD 18	YTD 17
Electric energy volumes (gigawatt-hours):
Residential	14,486	13,750	36,310	32,238
Other (b)	23,677	21,555	63,946	57,534

Total electric energy volumes	38,163	35,305	100,256	89,772

Electricity distribution points of delivery (end of period and in thousands) (c)			3,607	3,483

(b)	Includes small business, large commercial and industrial and all other non-residential distribution points of delivery
(c)	Based on number of active meters

Oncor Electric Delivery Company LLC

Table C - Condensed Consolidated Balance Sheets

At September 30, 2018 and December 31, 2017; $ millions

	At 9/30/18	At 12/31/17
ASSETS
Current assets:
Cash and cash equivalents	$1	$21
Trade accounts receivable – net	688	635
Amounts receivable from members related to income taxes	—	26
Materials and supplies inventories – at average cost	115	91
Prepayments and other current assets	95	88

Total current assets	899	861
Investments and other property	121	113
Property, plant and equipment – net	15,782	14,879
Goodwill	4,064	4,064
Regulatory assets	1,850	2,180
Other noncurrent assets	20	23

Total assets	$22,736	$22,120

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$1,099	$950
Long-term debt due currently	250	550
Trade accounts payable	253	242
Amounts payable to members related to income taxes	32	21
Accrued taxes other than amounts related to income	168	190
Accrued interest	92	83
Other current liabilities	190	188

Total current liabilities	2,084	2,224
Long-term debt, less amounts due currently	5,836	5,567
Liability in lieu of deferred income taxes	1,560	1,517
Regulatory liabilities	2,763	2,807
Employee benefit obligations and other	2,046	2,102

Total liabilities	14,289	14,217

Membership interests :
Capital account — number of interests outstanding 2018 and 2017 – 635,000,000	8,544	8,004
Accumulated other comprehensive loss	(97)	(101)

Total membership interests	8,447	7,903

Total liabilities and membership interests	$22,736	$22,120

Oncor Electric Delivery Company LLC

Table D - Condensed Statements of Consolidated Cash Flows

Nine Months Ended September 30, 2018 and September 30, 2017; $ millions

	YTD 18	YTD 17
Cash flows – operating activities:
Net income	$426	$343
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	589	618
Provision in lieu of deferred income taxes – net	37	250
Other – net	(1)	(2)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	130	30
Other operating assets and liabilities	(100)	(189)

Cash provided by operating activities	1,081	1,050

Cash flows — financing activities:
Issuances of long-term debt	800	600
Repayment of long-term debt	(825)	(324)
Change in short-term borrowings	149	128
Capital contributions from members	144	—
Distributions to members	(30)	(237)
Debt discount, premium, financing and reacquisition costs	(9)	(4)

Cash provided by financing activities	229	163

Cash flows — investing activities:
Capital expenditures	(1,345)	(1,234)
Other – net	15	10

Cash used in investing activities	(1,330)	(1,224)

Net change in cash and cash equivalents	(20)	(11)
Cash and cash equivalents — beginning balance	21	16

Cash and cash equivalents — ending balance	$1	$5

***

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, delivering power to more than 3.5 million homes and businesses and operating more than 134,000 miles of transmission and distribution lines in Texas. While Oncor is owned by a limited number of investors (including majority owner, Sempra Energy), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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